Exhibit 99.1

Ziopharm Oncology Announces $45 Million

Warrant Exercise by Existing Shareholders

in a Private Placement

– Provides capital to fund operations into 2021; warrant exercise in advance of November 2023 expiration –

Boston, July 29, 2019 — Ziopharm Oncology, Inc. (“Ziopharm”) (Nasdaq: ZIOP), today announced that it has entered into an agreement with existing investors for the exercise of previously issued warrants to purchase common stock in a private placement that is expected to result in gross proceeds to Ziopharm of approximately $45 million, before deducting placement agent and other offering expenses. The private placement, which strengthens Ziopharm’s balance sheet and provides capital to fund operations into 2021, is being led by existing stockholder, MSD Partners, L.P.

Pursuant to the terms of the securities issuance agreement, at the closing of the private placement, the investors have agreed to exercise their warrants for an aggregate of 15,015,152 shares of common stock, at an exercise price of $3.01 per share. The warrants being exercised were originally issued by Ziopharm in a private placement Ziopharm closed in November 2018

Concurrently, in this private placement, Ziopharm will issue new warrants to purchase up to 15,015,152 additional shares of common stock. The warrants will become exercisable six months following the date of issuance, will expire on the fifth anniversary of the initial exercise date and have an exercise price of $7.00.

The private placement is expected to close on or about July 30, 2019, subject to the satisfaction of customary closing conditions. Additional details regarding the private placement will be included in a Form 8-K to be filed by Ziopharm with the Securities and Exchange Commission (the “SEC”).

The warrants to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. As part of the private placement, Ziopharm has agreed to file a registration statement with the SEC for the purpose of registering the resale of the shares of Ziopharm common stock to be issued in the private placement as well as the shares of Ziopharm common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Ziopharm Oncology, Inc.

Ziopharm Oncology is an immuno-oncology company focused on developing end-to-end cost-effective solutions using its non-viral Sleeping Beauty platform for TCR and CAR T-cell therapies and immune-stimulating gene therapy with Controlled interleukin 12 (IL-12).

About MSD Partners, L.P.

MSD Partners, L.P., an SEC-registered investment adviser, was formed in 2009 by the principals of MSD Capital, L.P. to enable a select group of investors to invest in strategies that were developed by MSD Capital. MSD Capital was established in 1998 to exclusively manage the capital of Michael Dell and his family. MSD Partners utilizes a multi-disciplinary investment strategy focused on maximizing long-term capital appreciation by making investments across the globe in the equities of public and private companies, credit, real estate and other asset classes and securities.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the anticipated closing of the private placement; the filing of a registration statement to register the resale of the shares to be issued and sold in the private placement; and the sufficiency, upon completion of the private placement, to extend Ziopharm’s cash runway into 2021. Although Ziopharm’s management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Ziopharm, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, changes in Ziopharm’s operating plans that may impact Ziopharm’s cash expenditures, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Ziopharm’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (FDA) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the FDA or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Ziopharm’s intellectual property rights; competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Ziopharm, including those risks and uncertainties listed in Ziopharm’s most recent Quarterly Report on Form 10-Q filed by Ziopharm with the Securities and Exchange Commission. Ziopharm is providing this information as of the date of this press release, and Ziopharm does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Ziopharm Contact:

Chris Taylor

VP, Investor Relations and Corporate Communications

617-502-1881

ctaylor@ziopharm.com